SELECT SERIES LICENSE AGREEMENT WITH PRELUDE EXHIBIT

This Agreement, entered into on December 29, 2006, is between INFORMATION DATA MANAGEMENT, INC. (“IDM”), an Illinois corporation with executive offices in Rosemont, Illinois, and HemaCare Corporation (“Customer”), a corporation with executive offices in Van Nuys, California, under which IDM is licensing its proprietary software to Customer on a non-exclusive basis for Customer’s own use, in accordance with the following terms and conditions:

1.     Definitions.   As used in this Agreement, the following definitions shall apply:

1.1.           “Agreement” shall mean this agreement, including all schedules hereto and all modifications and addenda duly executed by both parties.

1.2.           “Software” shall mean (i) The products and their component parts, in object code form, as described in Schedule A; (ii) Updates and Upgrades supplied by IDM under this Agreement; and (iii) permitted copies thereof.

1.3              “Updates” shall mean error corrections and maintenance releases to the Software.

1.4              “Upgrades” shall mean Software enhancements that accomplish incidental, structural, functional and performance improvements (such as software to incorporate new FDA recommended blood screening tests) for which IDM does not impose a separate charge, are reasonably necessary for the Customer’s operations, generally offered, and not considered a New System.  In the event that due to a change in Customer’s operations or blood screening procedures, it becomes necessary for IDM to incur a large, unanticipated expense for a Software enhancement, Customer may request and the parties shall negotiate in good faith as to whether an additional charge is appropriate and what that charge should be.

1.5              “Documentation” shall mean (i) the written materials supplied by IDM relating to the Software or its operation or application, as described in Schedule A; (ii) any enhancements thereto furnished by IDM; and (iii) permitted copies thereof.

1.6              “Source Code” shall mean the human readable form of the Software, including all comments and procedural code such as job control language.

1.7.           “Third Party Software” shall mean all operating systems and utilities owned by third parties and used in connection with the Software, as described in Schedule B.

1.8.           “Hardware” shall mean the supported hardware configuration specified in Schedule B.

1.9              “Authorized Location(s)” shall mean the site(s) of the original installation of the Software specified in Schedule C, which may be updated via written notice to IDM if the site(s) is relocated.

1.10        “Successful Draw” shall mean each venipuncture that results in a blood product, specifically excluding QNS products and bilateral voided sticks.

1.11        “New System” shall mean new software, incorporating  significant new technologies, processes and methodologies and for which IDM imposes a separate licensing fee.

2.               Ownership of Software.   IDM retains full ownership rights to the Software, all object code, source code, and all related Confidential Information (defined in paragraph 12), trade secrets, trademarks, service marks, patents, and copyrights, and Customer acknowledges that it obtains no ownership rights to the Software under the terms of this Agreement.

3.               License to Use Software.   IDM hereby grants to Customer a personal, non-exclusive, non-transferable license to use of the Software for purposes of processing information belonging to Customer and relating to Customer’s internal business.  The Software may be installed and used only by employees of or consultants on site, or other location as permitted by Customer. No third party personnel are permitted to use the Software. This license shall include the right to use the Documentation supplied by IDM, and shall include the right to receive Updates and Upgrades of the Software as such are released in the ordinary course of IDM’s business.   The Interlude Symphony product is considered an Upgrade for Customer with training subject to Section 8 of this contract.  Use of this License is restricted to Customer remaining within the 50,001 to 100,000 per year successful draw rate.  Annually, Customer must certify in writing, the number of Successful Draws for the previous twelve (12) month period.

4.               Reproduction and Modification.   IDM will supply Customer with one copy of the Software.  Customer may reproduce the Software as required for archival and disaster recovery purposes. All copies of the Software shall contain all of IDM’s copyright and any other restrictive and proprietary notices in form and content as they appear on the Software provided hereunder to Customer.  Customer shall not reverse assemble or reverse compile the Software in whole or in part, or permit or allow any other party to do so.  Modification, adaptation, or enhancement of the Software for the benefit of Customer by a party other than IDM may interfere with IDM’s ability to fulfill its support obligations hereunder, as well as its proprietary rights in the Software, and is not permitted without prior written consent of IDM.  Any such modification, adaptation, enhancement or other derivative work shall be property of IDM and Customer shall execute any and all documents necessary to assign such to IDM.

5.               Hardware and Third-Party Software.   For the primary and disaster recovery system, the Customer will purchase the Hardware and the Third-Party Software identified in Schedule B and priced on Schedule E.  Payment will be due upon receipt of invoice.  IDM will install such Hardware and/or Third-Party Software.  All costs relating to the shipment of the Hardware and Third-Party Software, including freight and insurance costs, shall be borne by Customer.

6.               Installation.   As identified on Schedule C, IDM will install the Software and Third-Party Software on the Hardware at Authorized Location(s) designated by Customer, and will conduct IDM’s standard test procedures on the Software to ensure that installation is complete.

7.               Acceptance.   The Software and Hardware will be deemed accepted by Customer when the Software has been installed on the Hardware and passed the customer’s installation qualification and operation qualification procedures.

8.               Training.   IDM will conduct Train the Trainer classes to train up to 5 employees designated by Customer on the proper operation of the Software, at a time and place to be agreed upon by the parties.  Travel, lodging & meal costs related to training, whether incurred by IDM or Customer shall be approved by Customer before any cost shall be incurred, however the costs incurred will be the responsibility of the Customer.  It is Customer’s responsibility to ensure that employees using the Software have been properly trained. When Upgrades to the Software are released, IDM will offer additional training on Symphony products  to the Customer. Training classes on such Upgrades to be held at IDM’s office.  If such training classes exceed two days, IDM is entitled to charge Customer no more than $1,000 per day for each additional day of training. Training class, travel, and lodging expenses are to be the responsibility of the Customer.

9.               System Support.   Customer Support is offered at execution of this Agreement pursuant to the terms of the IDM Support Agreement, attached as Schedule D.

10.         Data Protection.   It is the customer’s responsibility to perform daily backups of the data on the system used by the Software so that the likelihood of data loss is minimized.  Customer shall be solely responsible for backup software and hardware.  Customer shall provide safe storage of all backup tapes and/or disks.  Customer shall be responsible for keeping its computer system free of viruses.

11.         Fees and Costs.

11.1         Customer agrees to purchase the following:

See Schedule E.

11.2         The fees do not include any sales tax and Customer shall be obligated to pay any such sales tax.

11.3         The Software License and Maintenance Fee includes any Upgrades and Updates to the Software, which shall be provided to Customer per Schedule E.  If IDM withdraws the Software, without providing an equivalent or better solution at no additional cost, with no additional implementation or migration fees and with no increase in support fees or otherwise ceases to offer support services, IDM will refund a prorated portion of the software License and Maintenance fee using a rate of .86 per donation based on 60,000 donations per year over the seven year term of this agreement, unless an Article 17 release is invoked.

11.4         If Customer does not implement Updates and/or Upgrades within 270 days after delivery, IDM reserves the right to increase support fees to reasonably reflect the increased cost of supporting outdated Software.  This additional fee may not exceed $1,000 a month.  Additional services beyond those described in this Agreement will be billed at IDM’s then-standard hourly rates.  Customer agrees to pay IDM’s reasonable costs and expenses, including travel costs, associated with any services performed by IDM outside of IDM’s corporate offices.  Invoice terms are net 30 days, and interest will be charged on overdue invoices at the rate of 12% per annum.

12.         Confidential Information.   The terms and conditions of the Confidentiality Agreement dated January 18, 2006 entered into by the parties, are incorporated into the terms and conditions of this Agreement..

13.         Warranties and Disclaimer.

13.1           Limited Warranty.   IDM warrants that for a period of two hundred seventy (270) days from the date of First Productive Use, (First Productive Use is defined as the initial use of the Software to access the database information to register donors/patients, process blood products or track test results and/or financial data in the production environment.) (Warranty Period)

(i)               the Software will perform in substantial accordance with the IDM’s RFI Response dated February 6, 2006;

(ii)            the media conveying the Software, e.g., flashdrives and CD Roms if any, will be free from defects in materials and workmanship under normal use,

(iii)         the Software received by the Customer will operate on properly installed and functioning hardware with third party software, all as identified and configured as set forth in Schedule  B, which IDM represents is hardware that is in place in at least one other IDM customer with a similar number of successful draws at the time this agreement is executed;

(iv)        Third party software currently required for the proper operation of the Software has been identified in Schedule B.

If subsequent Updates or Upgrades of the Software require additional hardware or software to maintain reasonable performance, IDM’s release notes will alert the Customer with reasonable notice.

System and Software Performance.  The recommended hardware and software requirements set forth in Schedules A & B shall be sufficient to run and operate the Software at performance levels that are reasonable given the Customer’s size and the draw rate of not more than 100,000 per year.

13.2          If existing or future applicable regulations require an Update of the Software, IDM shall use its best reasonable commercial efforts to provide a copy of such an Update to Customer as promptly as possible without any additional cost to Customer.  Pursuant to the FDA’s Medical Device Reporting Policy, 21C.F.R. Part 803, IDM will notify Customer immediately in the event of a reported product-related death, serious injury, or serious illness.  IDM agrees to notify Customer immediately of any communication received from or provided to the U.S. Food and Drug Administration or other regulatory authority relating to any actual or potential regulatory action, warning letter, or violation of law concerning any Product furnished to Customer under this Agreement.  If existing or future applicable regulations or regulatory guidelines require an Update of the Software, IDM shall promptly notify Customer of such fact and will issue such Update in a timely manner.

13.3          THERE ARE NO OTHER EXPRESS OR IMPLIED  WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE) REGARDING THE SOFTWARE, MAGNETIC MEDIA, DOCUMENTATION, SOFTWARE COPIES, THIRD-PARTY SOFTWARE, OR HARDWARE, EXCEPT FOR ANY IMPLIED WARRANTIES WHICH CANNOT BE DISCLAIMED UNDER APPLICABLE LAW. ANY SUCH IMPLIED WARRANTIES ARE LIMITED IN DURATION TO NINETY (90) DAYS FROM INSTALLATION OF THE SOFTWARE.   IDM DOES NOT WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE COMPLETELY UNINTERRUPTED OR COMPLETELY ERROR-FREE.

Remedies for Breach of Warranty. If during the Warranty Period the Software does not conform to the warranty, Customer’s exclusive remedy and IDM’s sole liability shall be that IDM shall, at its option, use commercially reasonable efforts to correct the Software, replace such Software free of charge or, if neither of the foregoing is commercially practicable, terminate this Agreement and refund to Customer the License portion of the fee paid with respect to the applicable Software. The warranty set forth above is made to and for the benefit of Customer only.  No action for any breach of warranties under this Agreement may be commenced more than two  years following the breach of the applicable warranty.  The warranty will apply only if:

(a)   the Software has been properly installed and used at all times and in accordance with the IDM’s specifications;

(b)   no modification, alteration or addition has been made to the Software by persons other than IDM or IDM’s authorized representative;

(c)   Customer has not requested modifications, alterations or additions to the Software; and

(d)   the Software has not been

(i) subject to accident, unusual physical, electrical or electromagnetic stress, neglect, misuse, failure of electric power, air conditioning or humidity control, or

(ii) operated with other media not meeting or not maintained in accordance with the manufacturer’s specifications.

14.         Limitation of Liabilities.

14.1       IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, LOST DATA, OR OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

14.2       EXCEPT FOR THE DUTY TO INDEMNIFY AGAINST THIRD PARTY CLAIMS, WILFUL MISCONDUCT AND FRAUD, IDM’S LIABILITY TO CUSTOMER FOR ANY AND ALL CLAIMS IN ANY WAY RELATED TO THE SOFTWARE OR THIS AGREEMENT SHALL NOT EXCEED THE LICENSE FEE PAID BY THE CUSTOMER

14.3       IN THE CASE OF INDEMNIFICATION FOR BREACH OF WARRANTY OR NEGLIGENCE, AS DESCRIBED IN PARAGRAPH 16, IDM’S LIABILITY, INCLUDING BUT NOT LIMITED TO ALL DAMAGES, COSTS FEES AND EXPENSES, SHALL BE LIMITED TO $3,000,000.  IDM AGREES TO MAINTAIN INSURANCE WITH A MINIMUM OF $3,000,000 IN AGGREGATE LIABILITY INSURANCE AND SHALL ADD CUSTOMER AS AN ADDITIONAL INSURED ON SAID INSURANCE POLICY AT THE REQUEST OF CUSTOMER.

15.           Indemnification.

15.1      IDM may defend at customers option, indemnify and hold harmless Customer, its employees, agents, officers, and directors from and against any claims, liability, damages, losses, fees and expenses, arising from a claim that the Software, when used as authorized and in accordance with the Documentation, infringes upon any third party’s patent, copyright or trade secret rights. IDM  will also defend, indemnify and hold harmless Customer, its employees, agents, officers, and directors from and against any liability, damages, losses, fees and expenses to the extent, and in such proportion, that such liability, damages, attorney fees, losses, fees and expenses are caused by or arise from IDM’s negligence or breach of agreement and are not caused by or do not arise from Customer’s negligence or violation of its obligations under this Agreement. Customer will defend, indemnify and hold harmless IDM, its employees, agents, officers, and directors from and against liability, damages, losses, fees and expenses to the extent, and in such proportion, that such liability, damages, losses, attorney fees, fees and expenses are caused by or arise from Customer’s negligence or breach of its obligations under this Agreement and are not caused by or do not arise from IDM’s negligence or breach of agreement.

15.2     If any third party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis for the claim, if known.  Upon receiving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee.  Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects.  The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense.  Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee.  The indemnifying party may not settle a claim under this Section without the consent of the indemnitee, which consent shall not be unreasonably withheld, except that the indemnifying party may settle without the consent of the indemnified party if (a) the settlement entails no finding or admission of any violation of the rights of any third party by the indemnified party; (b) the settlement has no effect on any other claims that may be made by the indemnified party, and (c) no injunctive or other equitable relief is entered against the indemnified party (other than the cessation of use of the Software), and the settlement is otherwise for money damages for which the indemnified party is fully indemnified.  Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section.  Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten business days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim.  The indemnifying party shall pay all costs of indemnitee arising out of or relating to that defense and any such settlement, compromise, or payment.  The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense.  Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.  The indemnitee shall undertake to repay any advanced funds to the extent that it is ultimately determined that the indemnitee is not entitled to such indemnification.

16.           Term and Termination.   This Agreement shall commence as of the date by which both parties have signed this Agreement, and shall terminate on March 31, 2014. Either party shall have the right to terminate this Agreement in the event that:  (i) the other party becomes insolvent or bankrupt, or files a voluntary petition under the Bankruptcy Code, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases to be a going concern ; or (ii) the other party becomes subject to bankruptcy, reorganization, insolvency, receivership or trusteeship proceedings in any federal or state court, in which proceedings are not dismissed within ninety days after filing.  In addition, either party shall have the right to terminate the Agreement in the event that the other party commits a material breach of its obligations under this Agreement and such breach continues for a period of thirty (30) days after written notice of such breach has been given. Upon termination, the license granted to Customer hereunder shall terminate and all copies of all Software and Documentation are to be returned or caused to be returned by Customer to IDM at the address indicated in this Agreement, and Customer shall certify in writing that all copies of the Software and Documentation have been returned. Paragraphs 1, 2, 12, 13.3, 15, 16 and 19-28 shall survive the termination of the Agreement.

17.         Software Escrow.   The parties agree that within thirty (30) days after selection of a mutually acceptable commercial software escrow company and execution by the parties of the selected escrow agent’s escrow deposit and maintenance agreements, IDM will deposit and thereafter maintain with the escrow agent copies of the Source Code for the most current release, and the previous release, of the Software.  So long as Customer is receiving support services, IDM will deposit a copy of the Source Code for each Upgrade or Update delivered to Customer no later than thirty (30) days after delivery of the Upgrade or Update to Customer for use in its production environment.  Escrow Agent shall return to IDM the Source Code for the oldest release of the Software if and when more than two full releases of the Source Code have been deposited.

The escrow agent shall deliver all copies of the Source Code for the Software to Customer (upon compliance with the release procedures set forth in the escrow agreement) in the following circumstances:

a.)                    IDM fails or refuses to provide maintenance and support services to Customer for the Software in breach of its obligations under the provisions of this agreement relating to support services (which breach has continued for a period of fifteen (15) days following written notice thereof by Customer to IDM, provided however if more than fifteen (15) days are reasonably required to remedy such material breach, then IDM shall have an additional period of time to remedy such breach provided IDM immediately implements a workaround ;

b.)                   IDM discontinues support or maintenance for the Software without providing an alternative during the term of the agreement; or

c.)                    IDM dissolves or ceases to conduct business in the ordinary course or becomes insolvent, files or becomes bankrupt, makes an assignment for the benefit of creditors, has a trustee or receiver appointed to take custody of its assets, or files or has filed against it a petition in bankruptcy or for reorganization under any state or federal bankruptcy or insolvency law.

Customer shall pay all of the charges, fees and expenses of establishing and maintaining the source code escrow.

18.         Use of Name.   With prior written approval by Customer CEO or designee, Customer may consent to the public use of its name as a customer of IDM during such time as it is actually a customer.

19.         Assignment.   Either party may assign this Agreement and its rights and obligations therein to any individual or entity that purchases all or substantially all of either party’s assets or stock or any entity that succeeds to a merger between either party and another entity or entities or to any entity controlled by either party or to any entity controlling either party or any entity under common control with either party.

20.         Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

21. ADR/Arbitration.   If any dispute arises relating to this Agreement, the parties shall attempt to resolve this dispute through personal, high-level consultations.  If this is unsuccessful, the parties agree to mediate such dispute through a neutral mediator, such mediation to commence within 45 days of the request by either party.  If mediation is unsuccessful, any dispute relating to the meaning, application, or effect of any provision of this Agreement (other than claims for preliminary injunctive relief or other prejudgment remedies) shall be resolved at the request of either party through arbitration.  Arbitration shall be conducted in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Any such dispute or controversy shall be arbitrated before one arbitrator, acceptable to both parties.  If the parties are unable to agree on an arbitrator, an arbitrator shall be selected in accordance with the rules of the AAA.  The arbitrator’s decision shall be final and binding on both parties, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Notwithstanding the procedures and conditions outlined in this section, nothing prevent a party from seeking immediate temporary or preliminary relief from such a court should it be necessary to preserve the status quo. The prevailing party shall be entitled to the rembursement of attorney fees.

22.         Modifications.   This Agreement may only be modified by a written amendment signed by an authorized officer of each of the parties.

23.         Severability.    If any provisions of this Agreement are invalid under applicable law, they are, to that extent, deemed omitted, and the remainder of this Agreement shall be enforced in accordance with its intent.

24.         Governing Law.   This Agreement and performance hereunder will be governed by the law of the State of Illinois, without regard to choice-of-law provisions.

25.         Notices.   Any notice to be given by one party or approval to be sought by one party from the other, pursuant to the terms of this Agreement, shall be given to or requested from the respective party at the following record addresses:

Notices to or requests for approval from Customer should be sent to:

Robert Chilton   CFO

HemaCare Corporation

15350 Sherman Way, Suite 350

Van Nuys, CA 91406

Phone and facsimile numbers are:

(818) 251-5312

(818) 251-5300

Notices to or requests for approval from IDM should be sent to:

Mr. Timothy J. Coburn   President

Information Data Management, Inc.

9701 West Higgins Road, Suite 500

Rosemont, Illinois 60018

Phone and facsimile numbers are:

(847) 825-2300

(847) 825-2303

26.         Full Agreement.   This Agreement, the Confidentiality Agreement, the Blood Bank Information System Request for Information and the Business Associate Agreement constitute the entire agreement, and all of the understandings between the parties with respect to the subject thereof, and supersedes all prior agreements and understandings between the parties.

27.         Force Majeure.   IDM will not be liable for failure to perform due to causes beyond IDM’s reasonable control such as fires, floods, epidemics, quarantine restrictions, strikes and embargoes.  When claiming a right to excused performance under this paragraph, IDM shall immediately notify Customer in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.  Further, to the extent that Customer does not receive required services under this Agreement because of such force majeure event, the parties shall negotiate in good faith on an appropriate adjustment to Customer’s support and maintenance fees.

28.         Execution.   The parties acknowledge that they have read this agreement and all attachments hereto, and understand and agree to be bound by their terms.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, considered together, shall constitute a single document.

29.            Additional Software.   The parties recognize that as Customer begins to use new equipment and/or to perform new procedures (e.g., a new test), IDM may be asked by Customer to develop additional programming to enhance the product. In such event, Customer and IDM agree to negotiate in good faith reasonable terms for the provision of such enhancement, including a reasonable deadline for the provision of such additional software, which deadline shall be binding.

30.         Exhibit 1 attached entitled “Prelude Exhibit for Select Series User”.

This Agreement is hereby executed in duplicate this 29th day of December, 2006:

HemaCare Corporation		Information Data Management, Inc

By:	/s/ Judi Irving	By:	/s/ Timothy J. Coburn
	Judi Irving		Timothy J. Coburn
	CEO		President

SCHEDULE A

SOFTWARE

The IDM DMIS (Donor Management Information System) is a system designed to provide the software and data base for blood center management of donor, deferral, and donation information.  Main modules within the IDM DMIS include Donor Registration, Donor Core, Deferral Management, HLA Matching, and System Administration.

The IDM CDIS (Components & Distribution Information System) is a system designed to provide the software and database for blood center components management.  Main modules within the IDM CDIS include Preparation, Distribution, Core, and System Administration.

The Documentation to be provided under this Agreement is one User’s Manual, Configuration Worksheets,an Implementation Guide and Validation Tool.

SCHEDULE B

SUPPORTED HARDWARE AND THIRD PARTY SOFTWARE

SEE USERS MANUAL FOR DETAILED DESCRIPTION

EXAMPLE OF  SUPPORTED HARDWARE AND THIRD PARTY SOFTWARE

HP 9000 Enterprise Server Solution

HP server rp3440 with one 800MHz CPU (4 max)

1GB SDRAM (4x256MB modules, 24GB max)

36GB 15,000 RPM Internal HD (2x36GB)

Internal DVD drive

PCI Dual Channel Ultra160 SCSI Adapter

Additional LAN adapter for redundancy

Server rackmount kit

15” Color console for rp3440 system

HP Ultrium 230e External Tape Drive (100GB/200GB)

SCSI cable incl. (connect to 2nd port on Ultra160 adapter)

LTO Device is self terminated

HP 9000 Enterprise Software Solution

HP-UX version 11i Enterprise Edition

MirrorDisk/UX

Online JFS

GlancePlus

Process Resource Manager

Event Monitoring Service

CD-ROM (disk only)

U.S. - English localization

MC/Serviceguard SW & LTU

MC/Serviceguard Database Toolkit License

OV Data Protector Cell Manager HP-UX LTU

OV Data Protector On-line ext. UNIX LTU

HP 9000 Storage Solution

HP MSA30MI Storage Includes:

Fourteen disk drives bays

Redundant controllers

Rackmount kit included

SCSI cables included (host HBA connectivity)

Auto-termination

Add on 36 GB 15K RPM Ultra3 SCSI Drive

Oracle enterprise edition database license

This does not include peripherals such as scales, scanners, label printers, terminals etc.

This does not include the required networking infrastructure for the system

This is not all inclusive and is for illustration purposes only.

SCHEDULE C

INSTALLATION AND AUTHORIZED LOCATION(S)

Select Series Installation

DMIS/CDIS installation and implementation at one site includes a one-time, on-site installation and data migration of the DMIS/CDIS software.  In addition, installation includes one-time, on-site go-live assistance.

Initial setup of software configurations is included in the implementation cost.  Custom enhancements will be billed at IDM’s standard contract rates which are currently $125 per hour for junior staff and $150 per hour for senior staff.  IDM will notify you in writing 30 days before any rate change takes affect.

Product Validation

Upon receipt and installation of the new system, Customers should perform a basic test of all main functional areas within the confines of their specific environment that includes the facility’s trained personnel, specific hardware, and specific procedures. Validation experts contend that the extent to which a user tests application software should be based on the degree of risk associated with each function. To assist our customers in validating the software application, IDM has developed a document referred to as the Validation Tool.  The Validation Tool includes a list of the risk-related functional areas designed within the software, and a series of suggested steps to test each of these defined areas.  In addition, a series of workflow scenarios are provided to test the integration of the major functional areas found in the system.  IDM support is available to assist with validation questions and concerns.

These suggested test steps are not intended to be all-inclusive. Users are responsible for validating the software in accordance with their own Standard Operating Procedures (SOPs), in order to ensure that the software is operating as intended within their own environment.

Product Configuration

During this phase, IDM will work with customer personnel to determine a final, global configuration for full deployment.

Product Deployment

During this phase, IDM installs the server with the application, and for Prelude on all remaining satellite servers. The customer creates and authorizes all user identities. Each user verifies access and changes their password. On the Root Server, IDM resets the production environment, and creates a non-production environment for evaluation, validation, testing and training.

Prelude Training

IDM will provide “Train the Trainer” training for five people for three days at IDM (travel expenses not included), which is included in the cost of the Prelude system.  This training includes Training Manuals for each participant. The cost of additional User Training will be available at the contract rate.

DMIS Train the Trainer

IDM will provide “Train the Trainer” training for five people for three days at IDM (travel expenses not included). The employees selected by Customer to attend this class should be involved with system validation and testing.

Administration Training

IDM will train one employee for one day from Customer in charge of the MIS administration of the DMIS (travel expenses not included).  This employee should also attend the DMIS Train the Trainer class.

(Optional) — SQL Training in the “View Donor” Environment

IDM will train two people at IDM for four days who are in charge of developing all site queries.  Attendees should have a background in a database programming language. The cost for this class is $5,000.00. Travel expenses are not included.

CDIS Train the Trainer

IDM will provide “Train the Trainer” training for five people for four days at IDM (travel expenses not included).  The employees selected by Customer to attend this class should be involved with system validation and testing.

Production (“go-live”)

Once the customer is ready to go-live, IDM will be on-site for the initial go-live.

Vendor Oversight of the Project

A dedicated Project Manager and Implementation Consultant are responsible for all aspects of integrating the new system into the customer’s facility. The Project Manager and System Implementation Consultant are the customer’s main IDM contact throughout the implementation process. Additionally, customers are given instructions for contacting IDM Support to assist with problems encountered if the Project Manager and Implementation Consultant are not available. At the final phase and go-live, the Project Manager and Implementation Consultant, along with other key team members provide on-site assistance to customer staff during the system go-live.

Project Tracking / Reporting the Progress of the Project

The IDM Project Team in combination with the Customer Project Team using Microsoft Project will create a master project plan/timeline. This software allows the IDM Project Manager and Implementation Consultant to consistently monitor the status of the project, and provide reports quickly to the Customer Project Team.   The Project Manager and Implementation Consultant keep in contact with the Customer Project Team by various methods which includes weekly conference calls, onsite meetings, reports of project timelines goals/milestones, detailed conference agendas, and letters. Additionally, IDM monitors the progress of Customer action items, implementation progress and other responsibilities.

Scope Control Mechanisms

Prior to beginning the installation process, IDM will provide a written schedule of the tasks that should be accomplished and the estimated time frame for completing each task. To successfully accomplish each task on the schedule, a list of required resources is included within the schedule. Regularly scheduled meetings are held to review the project’s progress. This method of review is employed to ensure project focus. In addition, formal letters are sent to the customer when a major event in the timeline occurs. If an event or need is discovered that is outside the scope of the current project, a letter will be created to update and inform customer of time and costing estimates for such a change.

Milestone Completion Reporting and Deliverables Generation

All project milestones are mutually decided upon by both IDM and customer project teams during the initial project kick-off meeting. Successful completion of milestones is reported through regular customer meetings, conference calls, and formal letters of communication.

Quality Assurance procedures to assess interim as well as milestone deliverables

All phases of the implementation project including timelines, milestones, and other critical issues are tracked and logged by the Implementation Consultant in a customer worksheet which provides an audit trail for review.  This worksheet is sent to the customer before each scheduled conference call. The worksheet serves as an agenda to the meeting so that both parties can address all outstanding and important issues. IDM management uses this worksheet in, regular internal meetings, to perform audits, and monitor all other aspects of the project.

Staff Performance Monitoring

Internal meetings between the Project Manager, Implementation Consultant, and IDM Management are held at regular intervals to review all active projects.

Additionally, to ensure customer satisfaction, the customer is surveyed by IDM management at various intervals throughout the life of the project, and upon completion of project milestones.

Staff Transition or Replacement

During the course of an implementation project there is a possibility a staff member may need to be replaced. IDM’s goal is to provide a smooth transition for the customer. If it is known that a member of the team will be leaving the project, a replacement will be chosen to join the team, and become familiar with the project before the original team member leaves. This policy ensures that the transition in team members will be seamless to the customer. If a member of the project team leaves unannounced a quick replacement will be made. Management will assume old team member’s responsibilities until the replacement member is trained.

Issue Resolution Process

The Project Manager and Implementation Consultant will address all issues. If the issue cannot be resolved by the Project Manager and Implementation Consultant, the issue will be escalated to the System Implementation Manager and to the Director of Customer Services

Authorized Location(s)

Primary System

21101 Oxnard Street

Woodland Hills, CA  91367

Disaster Recovery System

Site to be determined

SCHEDULE D
IDM SUPPORT AGREEMEMT

Support Service Level Agreement

The services provided by IDM shall be applicable to the Software and shall include the following (and shall be defined in greater detail in section 1 below):

A.            Application support

B.             Database administration support

C.            Customer call support

D.            Other Support

1.                                      Scope of Services Provided by IDM

Software Support

1.A                             Application Support.   IDM shall support Customer’s use and operation of the Software, and such support includes the following:

1.A.1                   Remote Software installation support as reasonably required by Customer staff on the approved hardware configuration, excluding the initial installation of the Software.

1.A.2                   Commercially reasonable best efforts to develop and maintain required utilities and Scripts necessary to ensure current functionality of the Software.

1.A.3                   Investigation of error messages or system problems with resolution through to filing of appropriate modifications report.

1.A.4                   Risk assessment of reported problems.

1.B                             Database Administration Support.   IDM shall provide database administration support, as reasonably necessary, to implement approved database changes. Customer will authorize and approve all database change requests prior to submission to IDM for action. This support includes but is not limited to:

•                  Consultation regarding the impact of proposed changes;

•                  Assist in the installation or configuration of all necessary Oracle software components;

•                  Optimize database file organization;

•                  Segregate table spaces;

•                  Tune Oracle initialization parameters at the time of installation and as necessary when in production.

•                  Direct Software modules into the test environment and production environment as requested or required,

•                  Consultation regarding database capacity planning for processing, storage and backup,

•                  Normalizing, de-normalizing, indexing and defining views of database as required, and

•                  Support of database restoration and porting when necessary.

•                  Configuration file changes as requested and approved by Customer

•                  Decision table changes as requested and approved by Customer

1.C                             Customer Call Support.

1.C.1                   IDM shall provide telephone support, for the resolution of installation, access, interconnectivity, software issues, database issues, or other matters related to the use and operability of the Software provided that connectivity is established.

1.C.1.a                    Such calls shall be initiated by an appropriately identified Customer Information Technology support staff (a) Such calls shall be placed directly to the IDM’s Call Center, by Customer approved users. The IDM support staff shall provide the Customer user with the specific AccuTrak support call tracking number assigned to the call.  It will be the responsibility of Customer staff placing the support call to follow Customer policies regarding tracking and logging of problems. Any calls received by the IDM staff that are classified as Severity levels 1, 2, or 3, shall be immediately escalated as defined below in section 1.C.6.

1.C.2                   Call Support Hours.   Such support shall be available 24 hours per day, 7 days per week. Normal business hours are Monday through Friday, 6:00 am to 6:00 pm CT Services provided outside of normal business hours (Off Hours) and on Holidays are for Severity Level 1,2 and 3 calls (see section 1.C.4 below) only. Services provided during off-hours and Holidays, (approved holidays are New Year’s day, Fourth of July, Labor Day, Memorial Day, Thanksgiving Day, the Friday after Thanksgiving, and Christmas Day) will be covered by cellular phone on-call access.  Response times are listed below in section 1.C.5

1.C.3                   Backup Person.   During Off Hours and Holidays, IDM will provide a backup person to provide support in the event of difficulty reaching the on-call person for Severity levels 1, 2 or 3.  The backup person will carry a pager from a different vendor.

1.C.4                   Severity Levels.   IDM shall utilize the established call prioritization system, defined below, to determine the severity of each support call..

The severity level dictates IDM’s vigor of response and depends on the urgency of the problem. The following list explains the five (5) levels of severity.

Severity Level 1.   Where a potential hazard exists that presents a safety issue for a blood recipient or donor. Where an emergency exists for a patient in a life-threatening situation because test results are not available to release the necessary blood product.

Severity Level 2.   Where the system is unavailable causing serious operational delays such that field operations can not perform automated functions necessary for completion of testing or transfer of test results.

Severity Level 3.   Where a critical time-sensitive issue exists that causes essential limited functionality failure or lack of access to required data and there is no immediate or approved documented work-around to resolve the issue.

Severity Level 4.   Where an issue exists that causes inconvenience or failure of non-essential system functionality and there is no need for a work-around required or there is an approved documented work-around available.

Severity Level 5.   Where an issue exists but is of minor importance, routine or cosmetic in nature and does not prevent normal operational use of the system or obstruct routine data access.

1.C.5                   Response Time.   IDM shall use its best commercially reasonable efforts to respond to each call in accordance with the response times, defined below. Response times for provision of an Update or Upgrade installation shall be as agreed by the parties in writing prior to tested, production use of the application.

Severity Level 1 calls.   Immediate response during normal business hours listed above and off-hours response within one hour of notification. Fix or workarounds available within 24 hours with updates provided on progress every 4 hours until resolution.

Severity Level 2 Calls.   Immediate response during normal hours listed above and off-hours response within one hour of notification. Fix or workarounds available within 24 hours with updates provided on progress every 6 hours until resolution

Severity Level 3 Calls.   Response within one hour of notification. Fix or workarounds available in 24 hours or daily updates until resolution.

Severity Level 4 Calls.   Response within 1 hour of notification during normal hours listed above and next business day when placed during off-hours.  Fix available in next or future Update as appropriate.

Severity Level 5 Calls.   Response within 1 hour of notification. Fix in future Update if at all.

Failure to meet agreed upon response times, as noted above, for greater than five percent (5%) of all support calls within any given month shall require a written response of corrective action from IDM.

Failure to meet response times for greater than ten percent (10%) of all support calls within any given month or greater than five percent (5%) for any two months within any given quarterly period shall result in a penalty fee of $500 which is to be refunded to Customer, or in the alternative, at the Customer’s option, such penalty fee shall be set-off against any future payment of support fees.

1.C.6                   Support Call Escalation.   Support calls will be immediately escalated by the parties via telephone or pager to both the Customer’s Management Representative and IDM’s supervisor on call at IDM:

1.C.6.a                    When a call requires immediate corrective action or response due to a potentially hazardous situation or a problem causing serious operational delay (Severity Level 1 or 2);

1.C.6.b                    When a call requiring immediate action takes more than one hour to complete because the solution is not known or the problem is not understood or staffing is not sufficient;

1.C.6.c                    When service is required at a customer site for a critical hardware failure; or

1.C.6.d                    When service timeframes have been exceeded or subsequent calls from customer are received requesting escalation or time compression.

1.D                                                                             Other Support

1.D.1                   Reporting/Statistics.    IDM shall provide Customer with electronic access to IDM’s AccuTrak call tracking query system to investigate status of specific calls or execute standard defined query reports:

Appropriately trained and authorized staff can access IDM’s internal tracking system “AccuTrak” through the internet at www.idm.com and selecting IDM’s web based interface to AccuTrak  “Precision”.

1.D.2                   Back up/data restoration.   IDM shall assist in the planning and implementation of a disaster recovery plan for Customer, as agreed and established by the parties.

In the event of Customer data loss, IDM shall use reasonable commercial efforts to assist Customer during its recovery operation.

2.                                      Compensation

See Schedule E for term and fees.

3.                                      Work Site

IDM’s facility in Rosemont, Illinois

4.                                      Special Conditions

4.A                             Obligations of Customer.   The services shall not include, and Customer shall, at its expense, remain responsible for, the following:

4.A.1                   Data Integrity.   The accuracy, integrity and content of all data input ‘s Customer use and operation of the Software, and all other data, information and instructions provided by Customer its employees, agents, contractors and representatives.

4.A.2                   Backup/data restoration.   Regular backups of the system software configurations and database are the responsibility of Customer.

4.A.3                   Customer Contact List /Address.   Customer will provide IDM a list of the contacts associated with this SLA to include all contact numbers — work number, pager, cell phone and after hour numbers Customer will give notification of personnel changes that may affect the Services. (E.g. changes in user responsibility).

Customer will provide IDM with appropriate contact information for all facilities that access or utilize the supported applications.

Customer will maintain proper hardware, will maintain fully trained personnel, promptly assist IDM with resolution of service issues and provide IDM with all information as expeditiously as possible that may be necessary to resolve any such service issue.

4.B.                          Contact Information.   IDM has provided Customer a list of the contact numbers to call to report problems or request support for services associated with this SLA, and shall provide Customer with prior notice of any changes thereto.  IDM will give notification of personnel changes that may affect the Services. (E.g. changes in user responsibility). The defined telephone numbers to report problems or request support are:

BUSINESS NUMBER	1-847-825-2300	SUPPORT NUMBER	1-800-732-0067

(Note: the support number automatically transfers to paging system after normal business hours)

BACKUP PAGER NUMBER	1-800-547-1534

SCHEDULE E
FEES AND COSTS

Select Series — Quick Start version

One time Implementation and Training,
License, Software Maintenance and Support	$419,000

Support term begins on Installation and expires on January 31, 2014.

Software Maintenance term begins on June 30, 2007 or Acceptance, whichever is sooner and ends when this agreement expires on March 31, 2014.

Pricing of Software Maintenance (.30) and Support (.56) is at $.86 per draw with a Successful Draw rate of 50,001 - 100,000 per year. If Customer reports greater than 100,000 Successful Draws per year, Customer will be billed for the incremental draws at the rate of $.86 per draw. Customer will be invoiced 1) $139,667 on execution of agreement; 2) $139,667 when IDM installs the Software and 3) $139,666 at the earlier of Customer Acceptance or 90 days after IDM installation.

Invoice terms are due on receipt with interest at 12% per annum on late payments.

Third Party Software - Primary System

Oracle Database License — Select Series for 25 named users on a single processor CPU	$9,600
Oracle first year annual Database Technical Support — Select Series	$1,824

These prices are determined by the vendor and are subject to change.  Sales tax, if applicable, is not included.  Customer will be invoiced when Oracle is installed on the system and annually thereafter for Database Technical Support fees.  Additional license and technical support fees are required for the disaster recovery system.  Invoice terms are due on receipt with interest at 12% per annum on late payments.

Select Series Total	$430,424

Select Series hardware is to be identified and is not included.

EXHIBIT 1

PRELUDE EXHIBIT FOR SELECT SERIES USER

The parties hereto agree to the following terms which are appended to the pertinent articles in the Select Series agreement as follows:

ADD:

8.               Training.   IDM will provide training for up to 5 employees designated by Customer at IDM (travel, meals and lodging expenses not included).  This training includes Training Manuals for each participant.  The cost of additional training will be available at the rate of $1,000.00 per additional attendee.  If this training is provided at Customer’s site, IDM will bill actual time and expenses incurred to travel and provide the training.

SCHEDULE A
SOFTWARE

ADD:

PRELUDE — is a computerized system intended to be used by blood donors and trained personnel to aid in and document the donation collection process, including donor demographics, health history, physical examination, eligibility determination and phlebotomy data.  It is a donor management system that provides a computer assisted interview. Prelude is preloaded with English and Spanish versions of UDHQ, Abbreviated UDHQ and Autologous questionaires. Validation and Production Environments are included.  A Training environment may be added for an additional fee.

The Documentation to be provided under this Agreement shall be: a Users Manual, an Implementation Guide, a Validation Tool, and Configuration Worksheets.

SCHEDULE C
INSTALLATION AND AUTHORIZED LOCATION(S)

ADD:

Prelude Installation

Database Analysis and Migration.   All Donor System database fields required by Prelude will be migrated to the Prelude database.  IDM (DMIS customers) or Customer must extract the data from the donor system and provide the data files in the requested standard XML file format.

This includes the following information: donors, donations, deferrals, system users, drives, deferral deletions, and archived donor records.  If Customer requests the migration of additional data elements, or is unable to provide the data in the format specified, IDM will provide a cost estimate and the Customer will be billed on an hourly basis for the changes.

Completion of the migration analysis process normally requires two “cycles” (a cycle begins with the blood center providing IDM with the current database on  IDM requested media, continues with IDM providing information  to the blood center indicating invalid data, and ends with the blood center “cleaning up” the data using the first pass information provided by IDM.  Each step must be completed before continuing to the next step. The fees set forth in Article 11 reflect an assumption that two cycles will be required to analyze and migrate Customer’s data.  If additional cycles are required or if additional work beyond that described in this Schedule is required or is requested by Customer, IDM will provide an estimate of the additional cost.

SCHEDULE E
FEES AND COSTS

ADD:

Prelude License — 50,001 - 100,000 Successful Draw volume
Single site, one time Implementation and Training
License, Software Maintenance and Support from the date IDM starts work on Prelude projects		$234,000

Servers:
15 (fifteen) Remote Servers included
Fee for each additional Remote Server	$3,000
Travel expense for each additional Remote Server	$3,000

Customer will be invoiced 1) $78,000 at start of project work; 2) $78,000 when IDM installs the Software and 3) $78,000 at the earlier of Customer Acceptance or 45 days from installation.    If Customer reports greater than 100,000 successful draws per year, Customer will be billed for the incremental Successful Draws at the rate of $.41 per draw.  Invoice terms are due on receipt with interest at 12% per annum on late payments.

Third Party Software
Oracle Database License — Prelude		$19,680
Oracle first year annual Database Support — Prelude		$3,739
Years 2-7 to be billed annually in advance
SafeGuard EZ license and annual maintenance — 15 licenses		included

Prices are determined by the vendors and are subject to change.  Sales tax, if applicable, is not included.  Customer will be invoiced when Oracle is installed on the system.  Invoice terms are due on receipt with interest at 12% per annum on late payments.

Prelude Total		$257,419

Prelude Hardware is to be identified and is not included.